Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement Form S-3 and related Prospectus of Lincoln National Corporation for the registration of its common stock pertaining to the LNL Agents’ 401(k) Savings Plan and to the incorporation by reference therein of our report dated June 27, 2024, with respect to the financial statements and supplemental schedules of the LNL Agents’ 401(k) Savings Plan included in its Annual Report (Form 11-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Citrin Cooperman & Company, LLP

Philadelphia, Pennsylvania
November 7, 2024